Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-202692 on Form S-3 of Great Plains Energy Incorporated of our report dated February 24, 2016 relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, appearing in the Current Report on Form 8-K of Great Plains Energy Incorporated dated September 27, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

September 27, 2016